Exhibit 99.6

FORM OF

BENEFICIAL OWNER ELECTION FORM

PROVECTUS BIOPHARMACEUTICALS, INC.

The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the rights offering (the “Rights Offering”) by Provectus Biopharmaceuticals, Inc., a Delaware corporation (the “Company”), of non-transferable subscription rights (the “Subscription Rights”) to purchase units (the “Units”), each such Unit comprised of [                ] shares of the Company’s common stock, $0.001 par value (“Common Stock”), and [            ] shares of Series C Convertible Preferred Stock (“Preferred Stock”).

This will instruct you whether to exercise Subscription Rights to purchase Units distributed with respect to the shares of the Common Stock held by you for the account of the undersigned, pursuant to the terms and subject to the conditions set forth in the Prospectus. (Check the applicable boxes and provide all required information.)

Box 1. ☐	Please DO NOT EXERCISE SUBSCRIPTION RIGHTS for Units.

Box 2. ☐	Please EXERCISE SUBSCRIPTION RIGHTS for Units as set forth below:

	NUMBER OF UNITS	Per Unit Subscription Price		Payment

Basic Subscription Right	x	$	[ ] =	$

Over-Subscription Privilege	x	$	[ ] =	$

	Total Payment Required			$

If you spoke with a broker who solicited such exercise, please indicate the person you spoke with:

Box 3. ☐ Payment in the following amount is enclosed $        (must match Total Payment Required above).

Box 4. ☐ Please deduct the amount of the total payment required from the following account maintained by you as follows:

Type of Account:

Account No.:

Amount to be deducted: $

Box 5. ☐	In the event, in its sole discretion, the Company reduces the Subscription Price as described in the Company’s prospectus dated [ ], 2016, the undersigned hereby elects to receive (check either item (1) or item (2)):

☐ (1) proportionally more Units based on the payment amount made by the undersigned; or

☐ (2) a return of cash to the undersigned in an amount equal to the difference between total amount paid at the original Subscription Price and the payment amount that would have been due for the number of Units for which the undersigned subscribed at the reduced Subscription Price.

If the undersigned elects to receive cash in lieu of additional Units, the Company will remit such payment within ten (10) business days after the expiration date of the Rights Offering, without interest or deduction.

The undersigned hereby acknowledges that Maxim Group LLC acted as Dealer Manager in the Rights Offering and, in such capacity, solicited the exercise of Subscription Rights and is entitled to the compensation specified in the Prospectus for services rendered in that regard.

I (we) on my (our) own behalf, or on behalf of any person(s) on whose behalf, or under whose directions, I am (we are) signing this form:

•	elect to purchase the number of Units indicated above upon the terms and conditions specified in the Prospectus; and

•	agree that if I (we) fail to pay for the Units I (we) have elected to purchase, the exercise will be invalid.

Signature	Date

Name:

Title:

Address:

Telephone:

PLEASE NOTE:

If you check Box 1, please sign and date this form and mail it to your broker, custodian bank or your other nominee that holds your shares.

If you do not check Box 1, please do the following:

a) Check Box 2 and fill out the table shown in Box 2.

b) Check Box 5 and check either Item (1) or Item (2) set forth in Box 5.

c) Sign and date this form and mail it to your broker, custodian bank or other nominee that holds your shares.

PLEASE MAKE SURE THAT YOU USE THE CORRECT ADDRESS. You may want to check this address with your broker.